UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2010

AEOLUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-50481	56-1953785
(Commission File Number)	(IRS Employer Identification No.)

26361 Crown Valley Parkway, Suite 150
Mission Viejo, California 92691
(Address of Principal Executive Offices, Including Zip Code)

949-481-9825
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.                      Unregistered Sales of Equity Securities.

Pursuant to a Securities Purchase Agreement, by and among Aeolus Pharmaceuticals, Inc. (the “Company”) and two accredited institutional investors (the “Investors”) dated as of August 11, 2010 (the “Purchase Agreement”), the Company granted to the Investors, severally and not jointly, an option (the “Call Option”) to require the Company to sell to the Investors up to 2,500,000 units (the “Units”), comprised of an aggregate of 2,500,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”) and warrants to purchase up to an aggregate of 1,875,000 additional shares of Common Stock (the “Warrants”), with an initial exercise price of $0.50 per share, subject to adjustment as provided in the Warrants, with each Unit representing one share of Common Stock and a Warrant to purchase 0.75 of one share of Common Stock.  On December 27, 2010, the Investors gave written notice to the Company that they were exercising the Call Option in full, effective as soon as possible after the date of the written notice.  In accordance with the terms of the Call Option and the Purchase Agreement, on December 28, 2010, the Company sold and issued to the Investors in a private placement an aggregate of 2,500,000 Shares and 1,875,000 Warrants (the “Financing”).  The Warrants are exercisable for a seven-year period from their date of issuance; contain a “cashless exercise” feature that allows the holder to exercise the Warrants without a cash payment to the Company under certain circumstances; contain a dividend participation right which allows the holder to receive any cash dividends paid on the Common Stock without exercising the Warrant; contain a provision that provides for the reduction of the exercise price to $0.01 in the event of any such payment of cash dividends by the Company or upon a change of control; and contain anti-dilution provisions in the event of a stock dividend or split, dividend payment or other issuance, reorganization, recapitalization or similar event.

The Units were issued and sold to the Investors at a purchase price of $0.40 per Unit for aggregate gross proceeds to the Company of $1,000,000. The net proceeds to the Company from the Financing, after deducting for expenses, were approximately $990,000. The Company intends to use the net proceeds from the Financing to finance animal efficacy studies in Acute Radiation Syndrome and the development of AEOL 10150 and to fund ongoing operations of the Company.

The securities described in this Item 3.02 were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, and thus have not been registered under the Securities Act. The securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The agreements executed in connection with the Financing contain representations to support the Company’s reasonable belief that each Investor had access to information concerning the Company’s operations and financial condition, each Investor acquired the securities for its own account and not with a view to the distribution thereof in the absence of an effective registration statement or an applicable exemption from registration, and that each Investor is sophisticated within the meaning of Section 4(2) of the Securities Act and an “accredited investor” (as defined by Rule 501 under the Securities Act). In addition, the issuances did not involve any public offering; the Company made no solicitation in connection with the Financing other than communications with the Investors; the Company did not use any form of advertising in connection with the Financing; the Company obtained representations from each Investor regarding its investment intent, experience and sophistication; and each Investor either received or had access to adequate information about the Company in order to make informed investment decisions.  At the time of their issuance, the securities were deemed to be restricted securities for purposes of the Securities Act, and the certificates representing the securities bear legends to that effect.

Affiliates of Xmark Opportunity Partners, LLC were the sole investors in the Financing. Together with its affiliates, Xmark Opportunity Partners, LLC beneficially owned approximately 68.1% of the outstanding shares of Common Stock prior to the Financing.  Xmark Opportunity Partners, LLC is the sole manager of Goodnow Capital, L.L.C. (“Goodnow”) and possesses sole power to vote and direct the disposition of all securities of the Company held by Goodnow. Goodnow has the right to designate up to two directors for election to the Company’s Board of Directors pursuant to the terms of a purchase agreement between Goodnow and the Company. David C. Cavalier, a current director and employee of the Company, is President of Goodnow.

The foregoing description of the Financing is not complete and is qualified in its entirety by reference to full texts of the Purchase Agreement and the form of Warrant, each incorporated herein by reference, copies of which were filed as Exhibit 10.1 and Exhibit 10.2, respectively, to the Company’s Current Report on Form 8-K that was filed with the Securities and Exchange Commission on August 12, 2010.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit #	Description
10.1	Securities Purchase Agreement dated August 11, 2010 by and among the Company and the investors whose names appear on the signature pages thereof (1)

10.2	Form of Warrant to Purchase Common Stock (2)

(1)	Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 12, 2010.

(2)	Incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 12, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 28, 2010	AEOLUS PHARMACEUTICALS, INC.

/s/ John L. McManus
John L. McManus
President and Chief Executive Officer